Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134100) pertaining to the 2006 Equity Incentive Plan of Integrated Electrical Services, Inc. of our report dated December 17, 2013, with respect to the consolidated financial statements of Integrated Electrical Services, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2013.

Houston, Texas

December 17, 2013